Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this "Amendment") is executed as of June 30, 2021, between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of the Real Estate Account ("Landlord"), and HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation ("Tenant"), for the purpose of amending the Office Lease between Landlord and Tenant dated August 6, 2018 (the "Lease"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing 1010, and 1100, consisting of approximately 47,172 square feet (the “1100 Premises”) and 3,000 square feet (the “380 Premises” and collectively referred to with the 1100 Premises as the “Existing Premises”), in the Building located at 5420 LBJ Freeway, Dallas, Texas 75240, and commonly known as Two Lincoln Centre (the "Building"). Tenant desires to (a) extend the Lease Term and (b) lease the space depicted on Exhibit A hereto, containing approximately 16,588 square feet and commonly known as Suite 1200 (the "Expansion Premises"), and Landlord has agreed to extend the Lease Term and lease such space to Tenant on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.             Extension of Lease Term. The Lease Term is hereby extended such that it expires at 5:00 p.m., Dallas, Texas time, on the last day of the one hundred forty-fourth (144th) full calendar month following the Expansion Date (hereinafter defined), on the terms and conditions of the Lease, as modified hereby.

2.	Expansion.

(a)        Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises on the terms and conditions of the Lease, as modified hereby; accordingly, from and after the Expansion Date, the term "Premises" shall refer collectively to the Existing Premises and the Expansion Premises, and, except as otherwise provided herein, Tenant's Proportionate Share shall be increased to 10.41%, which is the percentage obtained by dividing the number of square feet in the 1100 Premises (as defined in the Lease) and the Expansion Premises (63,760) by the number of square feet in the Building (612,462). Notwithstanding anything herein to the contrary, per Section 3(e) of the Lease, Tenant is not responsible for paying Operating Expenses for Suite 380 (“Storage Space”). Pursuant to the Lease, Suite 380 shall not be included in the Tenant’s Proportionate Share. Tenant accepts the Expansion Premises in their "AS-IS" condition and Landlord shall not be required to perform any demolition work or tenant finish-work therein or to provide any allowances therefor, except as expressly set forth in Exhibit B to this Amendment; however, Landlord shall deliver the base mechanical, electrical, plumbing, and HVAC systems serving the Expansion Premises in good working order. Landlord and Tenant stipulate that the number of square feet in the Existing Premises, the Expansion Premises, and the Building are correct. Notwithstanding anything herein to the contrary, Landlord shall measure the Expansion Premises in accordance with the BOMA Method (as defined in the Lease), which shall be subject to certification by Tenant at its sole cost and expense on or before the Expansion Date which may result in a further amendment to this Lease to certify the size of the Expansion Premises.

(b)        The Lease Term for the Expansion Premises shall begin on the Expansion Date and shall expire co-terminously with the expiration date with respect to the Existing Premises, unless sooner terminated as provided in the Lease. As used herein, the "Expansion Date" means the earliest of (i) January 1, 2022, (ii) fifteen (15) days following the date on which the Tenant Finish Work (as defined in Exhibit B hereto) in the Expansion Premises is Substantially Completed (as defined in Exhibit B hereto), or (iii) fifteen (15) days following the date on which the Tenant Finish Work in the Expansion Premises would have been Substantially Completed but for the occurrence of any Tenant Delays (as defined in Exhibit B hereto). Anything to the contrary contained herein notwithstanding, Tenant may conduct business in the Expansions Premises fifteen (15) days prior to the Expansion Date, which period shall be referred to as the “Beneficial Occupancy Period”. During the Beneficial Occupancy Period, Tenant shall have the right to occupy and conduct business within the Expansion Premises with no obligation to pay Base Rent or Operating Expenses for the Expansion Premises. Tenant shall be responsible for paying its pro-rata share of Electricity Costs during the Beneficial Occupancy Period.

(c)        Within ten (10) days following the Expansion Date, Tenant shall execute and deliver to Landlord a letter confirming (i) the Expansion Date, (ii) that Tenant has accepted the Expansion Premises, and (iii) that Landlord has performed all of its obligations with respect to the Expansion Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Expansion Date or otherwise invalidate the Lease or this Amendment.

(d)        Provided that Tenant delivers to Landlord satisfactory proof that Tenant is carrying the insurance required by the Lease, Tenant may occupy the Expansion Premises up to sixty (60) days prior to the Expansion Date (the "Early Possession Date") to install Tenant’s furniture, fixtures, equipment, and voice and data cabling ("Early Possession"). The obligation to pay Base Rent and Tenant’s Proportionate Share of Operating Expenses for the Expansion Premises only shall be abated for the period from the Early Possession Date to the Expansion Date. Notwithstanding, Tenant shall not be required to pay its Proportionate Share of Electricity during the Early Possession period but shall pay electricity costs during the Beneficial Occupancy Period. All other terms of the Lease, however, including, but not limited to, the obligation to carry the insurance required by the Lease, shall be in effect during the Early Possession period.

(e)        As an accommodation to Tenant, Tenant shall have the exclusive right to use temporarily, and Landlord will provide to Tenant on a temporary basis, approximately 20,000 square feet in the Centre for temporary storage of Tenant’s furniture, fixtures, and equipment (the “Temporary Premises”), which Temporary Premises will be identified by Landlord in writing to Tenant. The Temporary Premises shall be made available to Tenant promptly after June 21, 2021, on an “AS IS, WHERE IS” basis, and Landlord shall have no obligation to refurbish or make any improvements or alterations of any nature in the Temporary Premises or provide any improvement allowance with respect thereto. Tenant's lease of the Temporary Premises shall be on and subject to all of the terms and conditions of the Lease, except that (i) Tenant shall not be obligated pay Base Rent, Additional Rent or Electrical Costs for the Temporary Premises, provided Tenant shall be responsible for paying the costs of any after- hours HVAC or other additional services pursuant to the Lease; (ii) Tenant shall have no right to renew or extend the Lease Term with respect to the Temporary Premises; (iii) Tenant shall not make any Alterations to the Temporary Premises without the consent of Landlord; (iv) Tenant shall be expressly prohibited from assigning or subleasing any or all of the Temporary Premises or any interest therein; (v) Tenant shall permit Landlord or its agents, at any time, with reasonable prior notice to Tenant or charge therefor to Landlord, to enter the Temporary Premises to exhibit the same to prospective tenants; and (vi) Tenant further agrees to cooperate with Landlord in connection with Landlord's exercise of Landlord's rights of entry under this Section 2(e). Tenant, at its sole cost and expense, will be responsible for obtaining telephone, cable and other services as needed for the operation of the Temporary Premises. Tenant's rights in this Section 2(e) to use the Temporary Premises shall terminate on, and Tenant shall vacate the Temporary Premises within ten

(10) business days following the Expansion Date. Tenant's failure to surrender the Temporary Premises in accordance with the terms of the Lease within ten (10) business days following the Expansion Date shall be subject to the holdover provisions of Paragraph 20(f) of the Lease. Notwithstanding the foregoing provisions of this Section 2(e), upon thirty (30) days prior written notice to Tenant, Landlord may relocate the Temporary Premises to other space in the Centre at Landlord’s sole cost and expense.

3.	Base Rent.

(a)        The monthly installments of Base Rent under the Lease for the Expansion Premises shall be the following amounts for the following periods of time, beginning on the Expansion Date:

Lease Months	Annual Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
1 – 18	$27.50	$38,014.17*
19 – 36	$27.50	$22,916.67**
37 – 42	$28.25	$39,050.92
43 – 54	$29.00	$40,087.67
55 – 66	$29.75	$41,124.42
67 – 78	$30.50	$42,161.17
79 – 90	$31.25	$43,197.92
91 – 102	$32.00	$44,234.67
103 – 114	$32.75	$45,271.42
115 – 126	$33.50	$46,308.17
127 – 138	$34.25	$47,344.92
139 – 144	$35.00	$48,381.67

*Base Rent and Tenant’s Proportionate Share of Operating Expenses will be abated for the period commencing on the Expansion Date and ending on the last day of the 18th Lease Month following the Expansion Date in accordance with Paragraph 20(ff) of the Lease.

**During the period commencing on the 19th Lease Month following the Expansion Date and ending on the last day of the 36th Lease Month following the Expansion Date, (i) Base Rent and Tenant’s Proportionate Share of Electricity Costs for the Expansion Premises shall be calculated as though the Expansion Premises contains 10,000 square feet and (ii) Tenant’s Proportionate Share of Operating Expenses for the Expansion Premises will be abated in accordance with Paragraph 20(ff) of the Lease.

(b)        Beginning July 1, 2032 (the “Renewal Date”), the monthly Base Rent for the 1100 Premises shall be the following amounts for the following periods of time:

Period	Annual Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
7/1/32 – 6/30/33	$34.25	$134,636.75
7/1/33 – Expiration Date	$35.00	$137,585.00

(c)         Beginning on the Renewal Date, the monthly Base Rent for the 380 Premises shall be the following amounts for the following periods of time:

Period	Annual Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
7/1/32 – Expiration Date	$19.25	$4,812.50*

*Pursuant to Section 3(e) of the Lease, Tenant shall continue to not be responsible for paying any Operating Expenses for the 380 Premises and the 380 Premises shall not be included in the calculation of Tenant’s Proportionate Share.

4.             Tenant Finish-Work. Landlord shall construct tenant improvements in the Expansion Premises in accordance with Exhibit B hereto.

5.	Operating Expenses.

(a)        With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, Item 8 of the Basic Lease Provisions is deleted.

(b)        With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, Paragraph 3(a) of the Lease is deleted, and the following substituted therefor: “Tenant shall pay to Landlord as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of Operating Expenses. In addition to payment of Tenant’s Proportionate Share of Operating Expenses, Tenant shall also pay to Landlord as part of Additional Rent, Tenant's Proportionate Share of Electrical Costs (defined below).”

(c)        With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, Paragraph 3(c) of the Lease is deleted.

(d)        With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, Paragraph 3(e) of the Lease is amended by deleting the clause “(including Tenant’s Base Year for Operating Expenses)”.

(e)        With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, the first sentence of Paragraph 3(g) of the Lease is deleted and the following substituted therefor: “Prior to the commencement of each calendar year of the Lease Term, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of Operating Expenses, if any, for the Property for the ensuing year.”

(f)         With regard to the Expansion Premises, on the Expansion Date, and, with regard to the 1100 Premises, on the Renewal Date, the Lease is amended by replacing all references to the phrase “excess Operating Expenses” with “Operating Expenses”.

6.	Parking; Entry Cards.

(a)         On the Expansion Date, Item 13 of the Basic Lease Provisions is deleted, and the following substituted therefor: “Three hundred nineteen (319) unreserved parking spaces in the east and west parking garages serving the Centre (the "Garage Spaces") at $75.00 per Garage Space per month (plus tax). Tenant may convert up to six (6) unreserved Garage Spaces to reserved spaces in the parking garage located beneath the Building at $150.00 per reserved space per month (plus tax). Tenant may convert up to thirty-two (32) of the Garage Spaces to reserved spaces in the Centre's east or west parking garage at $150.00 per space per month. So long as there is no event of default that remains uncured beyond any applicable notice and cure period, the rental for the unreserved Garage Spaces will be abated during the Lease Term. Following such event of default, upon notice by Landlord, rental for the unreserved Garage Spaces will commence effective on the date of Tenant's event of default. (See Paragraph 18).”

(b)        On the date Landlord provides Tenant access to the Temporary Space, Landlord, at Landlord’s sole cost, agrees to provide to Tenant sixty-eight (68) additional parking entry cards, at Landlord’s sole cost. Tenant’s rights to use the same shall terminate upon the Expansion Date.

(c)        On the Expansion Date, Paragraphs 18(b) and (c) are amended by replacing the references to “Two hundred fifty-one (251)” with “three hundred nineteen (319).”

7.	Right of First Refusal.

(a)        Exhibit G to the Original Lease is deleted and of no further force and effect.

(b)        Tenant shall have a right of first refusal to lease any space on the 10th and 12th floors of the Building pursuant to the right of first refusal attached hereto as Exhibit C.

8.	Reduction Option. Exhibit H to the Original Lease is deleted and of no further force and effect.

9.	Termination Option. Exhibit I to the Original Lease is deleted and of no further force and effect.

10.           Signage. Landlord, at its sole cost, will provide Building standard suite signage for the Expansion Premises and updated Lobby directory signage.

11.           Security Deposit. Contemporaneously with the execution hereof, Lessee shall deliver to Landlord $65,204.66 to be held as part of the Security Deposit under the Lease, thereby increasing the Security Deposit to $213,436.16.

12.           Confidentiality. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord's benefit and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or subtenant of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce the Lease. Neither party shall issue or make any public announcement, press release or other public disclosure regarding this Amendment or its subject matter or the parties without the other party’s prior written consent, except for any such disclosure that is, either required for a party to comply with its rights and obligations under the Lease, or which in the opinion of the disclosing party's counsel, required by law or the rules of a stock exchange on which the securities of the disclosing party are listed. In the event a party is, in the opinion of its counsel, required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed, such party shall submit the proposed disclosure in writing to the other party at least five (5) days prior to the date of disclosure for an opportunity to comment.

13.           Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than Cushman & Wakefield U.S. Inc., representing Landlord, and CBRE, Inc., representing Tenant, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

14.           Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

15.           No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein and Tenant has not relied on any representations except as expressly set forth herein.

16.           Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of Texas.

17.           Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

18.           Electronic Signatures. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. For these purposes, “electronic signature” shall mean electronically scanned and transmitted versions (e.g., via pdf file) of an original signature, signatures electronically inserted and verified by software such as Adobe Sign, or faxed versions of an original signature.

This Amendment is executed on the respective dates set forth below, but for reference purposes this Amendment shall be dated as of the date first above written. If the execution date is left blank, this Amendment shall be deemed executed as of the date first written above.

LANDLORD:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of the Real Estate Account

	By:	/s/ Derreck Barker
	Name:	Derreck Barker
	Title:	Authorized Signer

TENANT:	HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation

	By:	/s/ Tarek Timol
	Name:	Tarek Timol
	Title:	Chief Administrative Officer

EXHIBIT A

DEPICTION OF EXPANSION PREMISES

EXHIBIT B

WORK AGREEMENT

A.	PLANS AND SPECIFICATIONS. Tenant shall submit to Landlord within fifteen (15) days after the date of this Amendment space plan(s) and other information (collectively, the "Space Plan") necessary or required by Landlord to complete the initial plans and specifications (the "Initial Construction Documents") for the construction of the tenant finish in the Expansion Premises. Landlord’s Architect, Entos Design, shall prepare and submit the Initial Construction Documents to Tenant for Tenant's approval as soon as practical after receiving the Space Plan.

Within ten (10) business days after receipt of the Initial Construction Documents, Tenant shall deliver to Landlord a notice either approving or disapproving them. Any disapproval must specify in reasonable detail the reasons for the disapproval. If Tenant requests any changes in the Initial Construction Documents that vary from the Space Plan, the redrawing costs will be at Tenant's expense, subject to application of any available portion of the Allowance. If Landlord does not receive a notice from Tenant disapproving the Initial Construction Documents within the ten (10) business day period, Landlord shall send a second and final notice (“Final Notice”) and Tenant shall have three (3) days following the Final Notice to respond in writing whether it approves or disapproves the Initial Construction Documents. If Tenant does not respond within the three (3) day period, then Tenant is deemed to approve the Initial Construction Documents. Any redrawing of or changes in the Initial Construction Documents requested by Tenant after Tenant's initial approval is at Tenant's expense, subject to application of any available portion of the Allowance.

The approved Initial Construction Documents are referred to as the "Construction Documents" and all work to be performed by Landlord under the Construction Documents is referred to as the “Tenant Finish Work”. Landlord does not warrant that the Construction Documents comply with applicable Laws. Tenant, at its sole cost and expense, is responsible to ensure that Tenant's business operations at the Expansion Premises comply with applicable Laws. The term “Substantially Complete” and any derivations thereof mean the Tenant Finish Work in the Expansion Premises are substantially completed (as evidenced by receipt of a certificate of occupancy or equivalent issued by the applicable authorities) and in substantial accordance with the Construction Documents. Substantial Completion shall not be prevented from occurring by minor details of construction, decoration, landscaping and mechanical adjustments that remain to be completed by Landlord. Tenant shall cooperate with Landlord in connection with Landlord’s pursuit of a certificate of occupancy for the Expansion Premises and shall execute any required documentation request by the applicable governmental authority in connection therewith.

B.	TENANT FINISH WORK. Landlord shall construct or cause to be constructed the Tenant Finish Work in substantial accordance with the Construction Documents. Landlord shall provide Tenant use of the Building freight elevator serving the Tenant’s floors at no additional cost during Tenant’s construction period. Landlord shall contract with Scott + Reid General Contractors to perform the Tenant Finish Work. Tenant shall pay the Actual Cost (defined below) of all Tenant Finish Work in excess of $1,161,160.00 (the “Allowance”). The Allowance includes the cost of preparing the Construction Documents. The Allowance is for use only in connection with the Tenant Finish Work under the Construction Documents, to include all interior improvements, architectural/engineering fees, project management fees for Landlord’s Construction Manager (limitations described in Exhibit B herein), permitting fees, and asbestos testing and costs used in connection with the Soft Cost Allowance as expressly permitted, and Tenant has no right to any unused or unexpended portion of the Allowance following completion of the Tenant Finish Work except as described in Exhibit B herein. Anything to the contrary herein notwithstanding, Tenant may apply up to $82,940.00 of the Allowance (the “Soft Cost Allowance”) toward the soft costs portion of the Actual Cost of the Tenant Finish Work or relating to Tenant’s expansion into the Expansion Premises, including without limitation, voice and data cabling costs, moving costs, audio/visual equipment costs, furniture (acquisition and installation), security/access costs, other consultant fees (other than architect fees, engineer fees and project management fees), server costs, and infrastructure costs. Landlord shall reimburse Tenant for actual costs for the above items within thirty (30) days of Landlord’s receipt of invoice(s) and Tenant shall provide Landlord with final lien waivers conditioned upon receipt of final payment by its subcontractors, suppliers and materialmen directly engaged by Tenant. In addition to the portion of the Allowance allocated to the Soft Cost Allowance, Tenant may apply up to $82,940.00 of the Allowance against Base Rent for the Expansion Premises for the period commencing on the 19th Lease Month following the Expansion Date and ending on the last day of the 36th Lease Month following the Expansion Date. The following costs will not be included in the Soft Cost Allowance definition herein: interior improvements, all signage costs, and Rent. Tenant's right to use the Allowance expires on January 31, 2023; any balance then remaining is deemed waived by Tenant, unless Tenant timely requests Landlord to apply a portion of the Allowance against Base Rent in accordance with the terms of this Paragraph B.

Landlord will reimburse Tenant up to $1,658.80 (the "Test Fit Allowance") above and beyond the Allowance for costs incurred in preparation of an initial "test fit" drawing, as well as up to two (2) revisions thereof.

The term "Actual Cost" means the cost of all labor and materials and all hard and soft costs, together with the "Building Service Fee" of 3% which shall apply only to the Hard Construction Costs (as defined below), incurred by Landlord in constructing the Tenant Finish Work, or the Additional Work (defined below), as applicable. “Hard Construction Costs” shall be the amounts invoiced by Landlord’s contractor, and thereafter paid by Landlord to Landlord’s contractor, in constructing the Tenant Finish Work or Additional Work.

If prior to commencement of the Tenant Finish Work Landlord determines, based on construction bids received by Landlord, that the Actual Cost of the Tenant Finish Work will exceed the Allowance, then Landlord shall notify Tenant. If Tenant approves of the Actual Costs that exceed the Allowance (which approval shall not be unreasonably withheld, conditioned, or delayed), Tenant agrees to pay the excess to Landlord as additional Rent in installments as set forth below. If Tenant does not approve the Actual Costs that exceed the Allowance, Landlord and its architect, at no additional cost to Tenant, shall perform value engineering on the Tenant Finish Work in an effort to reduce the Actual Cost. Landlord is not obligated to commence constructing the Additional Work until it receives fifty percent (50%) of the excess payment from Tenant. The remaining fifty percent (50%) of the excess shall be paid within ten (10) days of the completion of the Tenant Finish Work.

If during construction the Actual Cost of the Tenant Finish Work exceeds the Allowance and all amounts previously paid by Tenant to Landlord prior to the commencement of construction, then Landlord shall submit interim statements covering any excess costs incurred by Landlord under this Paragraph and Tenant shall pay the amount of the excess costs to Landlord as additional Rent within thirty (30) days following Landlord’s written demand therefor.

C.	ADDITIONAL WORK. If Landlord performs, at Tenant's request and upon submission by Tenant and approval by Landlord of necessary plans and specifications therefor (as approved, the "Additional Work Plans"), any work over and above the Tenant Finish Work ("Additional Work"), including any Additional Work approved by change order or work order, then the Additional Work is at Tenant's expense if the total cost of the Additional Work is above the Allowance. Landlord is not obligated to perform any Additional Work until Tenant pays Landlord fifty percent (50%) of the Actual Cost of the Additional Work minus any remaining Allowance (“Excess Additional Work Cost”), as estimated by Landlord. If the Actual Cost of the Additional Work exceeds the estimated Excess Additional Work Cost, then Tenant shall pay fifty percent (50%) of the excess to Landlord as additional Rent upon written notice received from Landlord and the remaining fifty percent (50%) of the excess Actual Cost of the Additional Work shall be paid within ten

(10) days of the completion of the Additional Work

D.	TENANT DELAYS. If Landlord is delayed in substantially completing the Tenant Finish Work as a result of any of the following ("Tenant Delay(s)"):

(1)	Tenant's failure to promptly and timely furnish any information reasonably required by Landlord;

(2)	Tenant's request for materials, finishes, or installations other than Landlord's Building standard items that are considered long lead items, the procurement of which causes actual delay to the critical path of the construction schedule, and only to the extent Landlord has not delayed initiating procurement of such long lead items;

(3)	because Tenant fails to attend any meeting with Landlord, the architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the performance of the Tenant Finish Work, and Tenant’s failure causes actual delay to the critical path of the construction schedule; or

(4)	because a Tenant Party otherwise delays completion of the Tenant Finish Work;

then the date of Substantial Completion is accelerated by the number of days of Tenant Delays.

E.	PROJECT ENGINEER. Tenant must use the fire alarm, mechanical, electrical, and plumbing engineer(s) of record for the Centre in connection with any Tenant Finish Work or Additional Work affecting the Building's fire alarm, mechanical, electrical, or plumbing systems. Landlord shall designate from time to time (1) the mechanical, electrical and plumbing engineer of record for the Building; and (2) the fire alarm contractor of record for the Building.

F.	PAYMENTS BY TENANT. All amounts payable by Tenant under this Exhibit are payable to Landlord as additional Rent within thirty (30) days after Tenant's receipt of Landlord's demand.

G.	PUNCHLIST. Upon Substantial Completion of the Tenant Finish Work and any Additional Work, Landlord shall notify Tenant. Within three (3) business days after the date of Landlord's notice to Tenant, Landlord and Tenant shall meet and inspect the Expansion Premises. Tenant shall reasonably specify any part of the Tenant Finish Work or the Additional Work that is not in substantial compliance with the Construction Documents by delivering a punchlist to Landlord within three (3) business days after the date of the inspection. Landlord shall correct the items shown on the punchlist that are not in substantial compliance with the Construction Documents with reasonable due diligence and will have access to the Expansion Premises to do so.

H.	CONSTRUCTION REPRESENTATIVES. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	c/o Cushman & Wakefield U.S. Inc.
5430 LBJ Freeway, Suite 200
Dallas, TX 75240
Telephone:

Tenant’s Representative:	Tarek Timol
c/o Hallmark Financial Services, Inc. 5420 LBJ Freeway, Suite 1100
Dallas, Texas 75240
Telephone: 817.348.1776

I.	LANDLORD’S WORK. On or before December 31, 2023 (subject to force majeure and the act or omission of any Tenant Party), Landlord, at its sole cost and expense, will update the elevator lobby/common area corridor on the 12th floor of the Building, the elevator lobby on the 10th floor of the Building, and the restrooms on the 12th floor of the Building to substantially the same standard as are on the 4th floor of the Building as of the date of this Amendment.

EXHIBIT C

RIGHT OF FIRST REFUSAL

1.             If during the Lease Term any of the space on the 10th or 12th floors of the Building that is contiguous to the Premises is available for lease and Landlord receives a third party offer covering all of the essential terms (including any proposal to expand or relocate any current tenant in the Building or Project) (collectively, the “Third Party Terms”) for a lease of any of such space (the applicable space available for lease being the “First Refusal Space”), which offer Landlord is willing to accept, then Landlord shall deliver a notice to Tenant (the “First Refusal Notice”) offering to lease the First Refusal Space to Tenant under the Third Party Terms. As used in this Exhibit C only, the term “available for lease” means that the First Refusal Space is not then subject to any existing rights of third parties, including rights of first refusal, expansion rights, extension rights, options to lease, or other rights nor subject to renewal by tenants in the Building as of (i) with regard to the First Refusal Space identified on Schedule 1, the date of this Amendment, and (ii) with regard to the First Refusal Space identified on Schedule 2, the date of the Lease. Notwithstanding the foregoing, if the First Refusal Notice includes space in excess of the First Refusal Space, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the First Refusal Notice.

2.             Tenant may elect to lease the First Refusal Space under the Third-Party Terms by delivering a notice (the “Response Notice”) to Landlord within 5 business days after the date of the First Refusal Notice. If (i) Landlord does not receive the Response Notice within the 5 business day period or (ii) in the Response Notice Tenant elects not to lease the First Refusal Space under the Third-Party Terms, then Tenant is deemed to waive its right to lease the First Refusal Space and Tenant has no further rights under this Exhibit C with regard to the applicable First Refusal Space. Notwithstanding the foregoing, however, if Landlord does not then execute a lease for the First Refusal Space with any third party within 120 days of the First Refusal Notice or in the event that the Landlord changes the economic terms presented in the First Refusal Notice by five (5%) or more in favor of the prospective tenant, then this Exhibit C, and the parties' rights and obligations hereunder, will be reinstated in their entirety.

3.             If Tenant timely delivers a Response Notice electing to lease First Refusal Space under the Third- Party Terms, then Landlord shall prepare, and Landlord and Tenant shall promptly execute and deliver, an appropriate amendment to the Lease adding the First Refusal Space to the Premises upon the terms specified in this Exhibit C.

4.             Landlord is not obligated to offer the First Refusal Space to Tenant, and Tenant may not exercise its option to lease the First Refusal Space, if (i) an event of default is then outstanding beyond any applicable notice and cure period, or (ii) Tenant has assigned the Lease or sublet more than 35% of the Premises except to a Permitted Transferee.

5.             Tenant’s rights under this Exhibit shall not apply to leases that allow tenants in the Building to use such space as unfinished storage area and other temporary leases to provide temporary space to tenants that ultimately will occupy other space in the Building on a permanent basis, any management space, and other building space/amenities (conference center, fitness center, etc.).

Schedule 1

Schedule 2